Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	First Quarter
	2018	2017
	($ in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,605	$1,584
Intermodal	678	571
Coal	434	420
Total railway operating revenues	2,717	2,575

Railway operating expenses
Compensation and benefits	737	759
Purchased services and rents	401	377
Fuel	266	213
Depreciation	272	259
Materials and other	206	210

Total railway operating expenses	1,882	1,818

Income from railway operations	835	757

Other income – net	8	40
Interest expense on debt	136	142

Income before income taxes	707	655

Income taxes
Current	110	166
Deferred	45	56
Total income taxes	155	222

Net income	$552	$433

Earnings per share – diluted	$1.93	$1.48

Weighted average shares outstanding – diluted	285.9	292.8

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	First Quarter
	2018	2017
	($ in millions)

Net income	$552	$433
Other comprehensive income (loss), before tax:
Pension and other post retirement benefit (expense)	(7)	7
Other comprehensive income (loss) of equity investees	1	(2)
Other comprehensive income (loss), before tax	(6)	5

Income tax benefit (expense) related to items of
other comprehensive income (loss)	2	(3)

Other comprehensive income (loss), net of tax	(4)	2

Total comprehensive income	$548	$435

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2018	2017
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,072	$690
Accounts receivable – net	973	955
Materials and supplies	245	222
Other current assets	189	282
Total current assets	2,479	2,149

Investments	3,020	2,981
Properties less accumulated depreciation of $12,076 and
$11,909, respectively	30,396	30,330
Other assets	267	251

Total assets	$36,162	$35,711

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,217	$1,401
Short-term debt	50	100
Income and other taxes	217	211
Other current liabilities	304	233
Current maturities of long-term debt	600	600
Total current liabilities	2,388	2,545

Long-term debt	9,637	9,136
Other liabilities	1,352	1,347
Deferred income taxes	6,367	6,324
Total liabilities	19,744	19,352

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 282,541,886 and 284,157,187 shares,
respectively, net of treasury shares	284	285
Additional paid-in capital	2,255	2,254
Accumulated other comprehensive loss	(448)	(356)
Retained income	14,327	14,176

Total stockholders’ equity	16,418	16,359

Total liabilities and stockholders’ equity	$36,162	$35,711

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	First Three Months
	2018	2017
	($ in millions)
Cash flows from operating activities
Net income	$552	$433
Reconciliation of net income to net cash provided by operating activities:
Depreciation	272	260
Deferred income taxes	45	56
Gains and losses on properties	(8)	(9)
Changes in assets and liabilities affecting operations:
Accounts receivable	(26)	(53)
Materials and supplies	(23)	(24)
Other current assets	13	31
Current liabilities other than debt	12	188
Other – net	(21)	(36)

Net cash provided by operating activities	816	846

Cash flows from investing activities
Property additions	(383)	(438)
Property sales and other transactions	13	35
Investment purchases	(2)	(2)
Investment sales and other transactions	1	1

Net cash used in investing activities	(371)	(404)

Cash flows from financing activities
Dividends	(205)	(177)
Common stock transactions	(1)	34
Purchase and retirement of common stock	(300)	(200)
Proceeds from borrowings – net of issuance costs	543	—
Debt repayments	(100)	(100)

Net cash used in financing activities	(63)	(443)

Net increase (decrease) in cash and cash equivalents	382	(1)

Cash and cash equivalents
At beginning of year	690	956

At end of period	$1,072	$955

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$69	$70
Income taxes (net of refunds)	7	12

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.    Pension and Other Postretirement Benefits
We adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2017-07 on January 1, 2018. The retrospective application resulted in the reclassification of $16 million of pension and other postretirement benefits from the “Compensation and benefits” line item within “Railway operating expenses” to “Other income - net” on the Consolidated Statements of Income for the quarter ended March 31, 2017.

2.    Stock Repurchase Program
We repurchased and retired 2.1 million and 1.7 million shares of common stock under our stock repurchase program in the first quarters of 2018 and 2017, respectively, at a cost of $300 million and $200 million, respectively. Since the beginning of 2006, we have repurchased and retired 170.6 million shares at a total cost of $11.6 billion.

3.    Reclassification of Stranded Tax Effects
In February 2018, the FASB issued ASU 2018-02, “Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.” This update is intended to reclassify the stranded tax effects resulting from the Tax Cuts and Jobs Act that was enacted on December 22, 2017 from accumulated other comprehensive income to retained earnings. In the first quarter of 2018, we adopted the provisions of ASU 2018-02 resulting in an increase to “Accumulated other comprehensive loss” of $88 million and a corresponding increase to “Retained income,” with no impact on “Total stockholders’ equity.”